Stock Purchase Agreement

      This Stock Purchase Agreement (the "Agreement") is dated as of September 10, 2004 by and between ROO Group, Inc., a Delaware corporation (the "ROO"), and Avenue Group, Inc., a Delaware corporation ("Avenue") in connection with the purchase by ROO of One Thousand (1,000) shares of .0001 par value common stock (the "Bickhams Shares") of Bickhams Media, Inc., a Delaware corporation and an wholly-owned subsidiary of Avenue ("Bickhams"). The Bickhams Shares consists of all of the outstanding capital stock of Bickhams. Avenue acknowledges and understands that the sale of the Bickhams Shares is not covered by an effective Registration Statement pursuant to the United States Securities Act of 1933, as amended (the "Act"). Accordingly, the reoffer and resale of the Shares by the Guarantor will be restricted pursuant to the Act.

      In consideration of the mutual promises contained herein and the terms and conditions of this Agreement, Avenue and ROO agree and represent as follows:

A. PURCHASE OF THE BICKHAM SHARES

1. ROO hereby agrees to subscribe to and purchase the Bickham Shares no later than 1:00pm Los Angles time on September 15, 2004 (the "Termination Date") for the following aggregate consideration:

      (a) $300,000 in cash, immediately available funds or via wire transfer, payable as follows:

            (i) $250,000 on or before the Termination Date, and

            (ii) $50,000 upon completion of audited financial statements for Bickhams for the years ended December 31, 2003 and December 31, 2002 and unaudited financial statements for the three and six month periods ending June 30, 2004 (the "Financials").

      (b) Four Million (4,000,000) shares of ROO common stock issued on or before the Termination Date in consideration for the Bickham Shares (the "ROO Consideration Shares"). An additional Three Million (3,000,000) shares of ROO common stock shall be issued on or before the Termination Date in consideration for the Termination Letter, as defined below (the "Settlement Shares") (the Consideration Shares and the Settlement Shares hereinafter collectively referred to as the "ROO Shares").

      (c) An executed guaranty by ROO of (i) all of the obligations of VideoDome.com Networks, Inc., a Delaware corporation and a 50% owned subsidiary of Bickhams ("VideoDome") under that certain promissory note of VideoDome to Avenue dated October 2003 in the principal amount of Two Hundred Ninety Thousand U.S. Dollars (US $290,000), a copy of which is attached hereto and made a part hereof as Exhibit "A "(the "VideoDome Note") and (ii) the following payments:
(y) for a period of one year from the date hereof, Avenue shall receive no less than Four Thousand Dollars ($4,000) per month from VideoDome and/or ROO as principal reduction payments pursuant to the VideoDome Note, commencing one month from the date hereof; PLUS, (z) the payment to Avenue one year from the date of this Agreement of all amounts then outstanding under the VideoDome Note, including but not limited to principal and accrued and unpaid interest due (the "Guaranty"), a form of the Guaranty is attached hereto and made a part hereof as Exhibit "B."

2. Except the $50,000 payment pursuant to Section 1(a)(ii) above, items (1) through (3) above are hereinafter collectively referred to as the "Consideration." Upon receipt by Avenue of the Consideration in full (the "Closing Time"), Avenue agrees to deliver to ROO the Bickhams Shares, along with stock powers executed in blank as well as the "Termination Letter," as hereinafter defined. Avenue agrees that subject to and conditioned upon the occurrence of the "Closing Time," Avenue shall deliver to ROO a termination letter which shall serve to terminate the Registration Rights Agreement dated as of November 28, 2003 (the "Registration Rights Agreement") and any and all rights of Avenue against ROO whatsoever with respect thereto in the form as attached hereto and made a part hereof as Exhibit "C." In consideration of Avenue foregoing its rights under the Registration Rights Agreement, ROO has agreed to issue hereunder the Settlement Shares. Anything to the contrary contained herein notwithstanding, in the event the Closing Time has not occurred on or before the Termination Date this Agreement shall automatically terminate, be rendered null and void and be of no force and effect whatsoever without any further action on the part of ROO or Avenue.

3. Closing. The parties to this Agreement shall consummate the transactions contemplated by this Agreement at a closing (the "Closing") to be held no later than the Termination Date. The date of Closing is referred to herein as the "Closing Date." The Closing shall take place at the offices of counsel to ROO, or at such other place as may be mutually agreed upon by ROO and Avenue.

4. Deliveries at Closing. At Closing, the parties shall deliver all certificates representing the ROO Shares and the Bickhams Shares and shall deliver all other executed documents and agreements described in this Article A.

5. This Agreement is subject to, and conditioned upon, the approval by the Board of Directors of Avenue on or before 12:00 pm midnight on September 12, 2004.

B. REPRESENTATIONS AND WARRANTIES

1. Avenue (with respect to itself and the Bickhams Shares)and ROO (with respect to itself and the ROO Shares) hereby represent and warrant to one another as follows:

      (a) They are each corporations duly organized, validly existing and in good standing under the laws of the State of Delaware;

      (b) The execution, delivery and performance of this Agreement have been duly authorized by their respective Boards of Directors. They have full corporate power and authority to enter into this Agreement and to perform their obligations hereunder. This Agreement constitutes a valid and legally binding obligation of each Company, enforceable in accordance with its terms and conditions except to the extent the same may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting the enforcement of creditors' rights or by general equitable principles.

      (c) Upon the issuance and/or delivery of the Bickhams Shares and the ROO Shares, respectively, upon the terms and conditions set forth herein, the ROO Shares and the Bickhams Shares shall be validly issued, fully paid and non-assessable.

      (d) The Bickhams Shares and the ROO Shares are being transferred to ROO and Avenue, respectively, free and clear of any liens, claims, charges, rights, restrictions, options, preemptive rights, mortgages, deeds of trust, easements, leases, hypothecations, assessments, pledges, encumbrances, claims of equitable interest or security interests of any kind or nature whatsoever.

      (e) The ROO Shares and the Bickhams Shares are each being offered and sold under the exemption from registration provided for in Section 4(2) of the Act, that their offers and sales were not subject to public advertisement or part of any other sale of securities by either party, and no offering literature or prospectus have been provided by either party to the other party with respect thereto. The sale of the ROO Shares and the Bickhams Shares contemplated hereby has not been scrutinized by the SEC or by and any administrative agency charged with administration of the Securities laws of any state (except some states where the transaction might be registered).

      (f) Neither ROO nor Avenue has relied upon any representations or other information (whether oral or written) from the other party, or any of their respective officers, directors, employees or agents other than as expressly set forth herein or, in the case of Avenue, the information regarding ROO as set forth in ROO's publicly available filings with the SEC and its press releases.

2. Representations of ROO.

      (a) ROO is an "accredited investor" as such term is defined pursuant to Rule 501(a) promulgated under the Act.

      (b) ROO recognizes that (i) Bickhams' principal asset consists of its 50% ownership of the capital stock of VideoDome, (ii) to date VideoDome's business and operations have relied almost entirely on the efforts of its other 50% shareholders Daniel and Vardit Aharanoff, ROO recognizes that there is no guaranty that it will be able to maintain the services or cooperation of the Aharanoffs with respect to the ongoing business or operations of ROO, (iii) VideoDome has limited operating history and financial resources and will be dependant on proceeds from ROO and other financings to implement its business plan, and (iv) that investment in Bickhams involves substantial risks.

      (c) there is no material adverse information regarding ROO, its business, operations financial status or prospects except as set forth in ROO's publicly available filings with the SEC or press releases.

3. Representations, Warranties and Covenants of Avenue

      (a) The Bickhams Shares represent all of the issued and outstanding shares of capital stock of Bickhams. There are no outstanding rights, options or warrants to purchase any shares of capital stock of Bickhams.

      (b) Avenue shall use reasonable commercial endeavors to cause Weinberg & Company, P.A to perform its audits and reviews on Bickhams so that Bickhams may issue the Financials within 30 days after the execution of this Agreement at ROO's sole cost and expense.

      (c) Bickhams' has at no time engaged in an operating business and its sole asset currently consists of its 50% ownership of the capital stock of VideoDome.

4. ROO and Avenue shall indemnify and hold harmless one another or any of their respective officers, employees, registered representatives, agents, attorneys, directors, or control persons of any such entity (collectively, "Representatives") who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, against losses, liabilities and expenses (including reasonable attorneys' fees, judgments, fines and amounts paid in settlement or otherwise) incurred by the ROO, Avenue or their respective Representatives, by reason of or arising from or relating to any actual or alleged breach of any of their representations, warranties, covenants or agreements set forth in this Agreement which is not remedied by timely notice to the other party as provided above.

C. UNDERSTANDINGS

1. ROO and /or Avenue acknowledge and agree, as the case may be, as follows:

      (a) No federal or state agency has made any finding or determination as to the fairness of this offering for investment, nor any recommendation or endorsement of the Bickham Shares or the ROO Shares.

      (b) Currently, there is no public market for the Bickham Shares and there is no certainty that such a market will ever develop. There can be no assurance that ROO will be able to sell or dispose of the Bickham Shares. Moreover, no assignment, sale, transfer, exchange or other disposition of the Bickham Shares can be made other than in accordance with all applicable securities laws.

      (c) Any information which the either party receives which is not contained in the publicly available information or reports filed with the SEC and is not otherwise available to the public shall be deemed to be confidential and nonpublic, and all such information shall be kept in confidence by the receiving party and shall not be used by receiving party for their personal benefit (other than in connection with the transactions contemplated by this Agreement) nor disclosed to any third party for any reason; provided, that this obligation shall not apply to any such information which (i) is part of the public knowledge or literature and readily accessible at the date hereof; (ii) becomes part of the public knowledge or literature and readily accessible by publication (except as a result of a breach of these provisions); or (iii) is received from third parties (except third parties who disclose such information in violation of any confidentiality agreements).

      (d) The parties each have sufficient knowledge and experience in financial and business matters so that they are is capable of evaluating the merits and risks of investment in Bickhams and ROO, as the case may be, and of making an informed investment decision.

      (e) The parties each have had prior personal or business relationships with the one another or by reason of their business or financial experience, have the capacity to protect their own interest in connection with this transaction.

2.  The  representations,   warranties,   understandings,   acknowledgments  and
agreements of the parties to this Agreement are true and accurate as of the date hereof and shall survive thereafter.

3. Immediately following the Closing Date, Avenue shall deliver to ROO the resignations of all of the then serving members of the Board of Directors and officers of Bickhams.

4. As soon as practicable after the Closing Date, Avenue agrees to deliver to ROO the corporate minute books for Bickhams and original or copies of such other Bickhams corporate documents and files as ROO may reasonably request.

5. ROO agrees that it shall cause Bickham's representatives on the Board of Directors of VideoDome to vote in favor of continuing to support VideoDome's business and operations and the compensation packages payable to Daniel and Vardit Aharonoff at a level comparable or greater than what is currently being provided.

6. ROO agrees for a period of 2 years from the date of this Agreement, it shall cause VideoDome to continue to provide without charge to Avenue and its subsidiaries, information technology services comparable to those currently provided, including video streaming.

7. ROO agrees that it shall cause Bickham's representatives on the Board of Directors of VideoDome to vote in favor of appointing Robert Petty and Robin Smyth to the board of VideoDome and immediately upon appointment Levi Mochkin and Jonathan Herzog will resign from VideoDome's board.

D. MISCELLANEOUS


1. All pronouns and any variations thereof used herein shall be deemed to refer to the masculine, feminine, singular, or plural as the identity of the person or persons may require.

2. Neither this Agreement nor any provisions hereof shall be waived, modified, changed, discharged, terminated, revoked, or canceled except by an instrument in writing signed by the party against whom any change, discharge, or termination is sought.

3. Notices required or permitted to be given hereunder shall be in writing and shall be deemed to be sufficiently given when personally delivered or sent by registered mail, return receipt requested, addressed to the other party at the address of such party set forth on the signature page, as amended from time to time, or, in the case of the Purchaser, at the address provided in this Agreement, or to such other address furnished by notice given in accordance with this Article D.

4. Failure of either party to exercise any right or remedy under this Agreement or any other agreement between the parties, or otherwise, or delay by either party in exercising such right or remedy, will not operate as a waiver thereof. No waiver by either party will be effective unless and until it is in writing and signed by such party.

5. Arbitration.

      (a) Any dispute, controversy or claim arising out of, relating to, or in connection with, this Agreement, or the breach, termination or validity thereof, except for claims for equitable, including injunctive, relief, shall be finally settled by arbitration conducted in accordance with this Section. The arbitration shall be conducted in accordance with the rules of the American Arbitration Association (the "AAA") in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties. The seat of the arbitration shall be Los Angeles, CA.. Each party hereby irrevocably submits to the jurisdiction of the arbitrator in Los Angeles, CA and waives any defense in an arbitration based upon any claim that such party is not subject personally to the jurisdiction of such arbitrator, that such arbitration is brought in an inconvenient forum or that such venue is improper.

      (b) The arbitration shall be conducted by one arbitrator, who shall be appointed by the AAA. The arbitrator shall have the authority only to enforce the legal and contractual rights of the parties and shall not add to, modify, disregard, or refuse to enforce any contractual provision. There shall be no pre-arbitration discovery. The parties acknowledge and agree that by entering into this Agreement they are agreeing to this arbitration provision and are waiving all rights to a trial by jury. The arbitral award shall be in writing and shall be final and binding on the parties. The award shall include an award of costs, including the fees and costs of the arbitrators and reasonable attorneys' fees and disbursements in accordance with the arbitrator's view of the merits of the parties' respective positions in the dispute. Except upon a finding of actual fraud, intentional or knowing misrepresentation, willful and knowing omissions of material fact or willful misconduct, no such award shall include punitive damages. Judgment upon the award may be entered by any governmental authority having jurisdiction thereof or having jurisdiction over the parties or their assets.

6. This Agreement shall be enforced, governed and construed in all respects in accordance with the laws of the State of California (without giving effect to principles of conflicts of law) and shall be binding upon and shall inure to the benefit of the parties and their respective heirs, estate, legal representatives, successors and assigns.

7. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

8. This Agreement along with the Exhibits hereto constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any and all prior or contemporaneous representations, warranties, agreements and understandings in connection therewith. Except as otherwise provided in this Section 8, this Agreement may be amended only by a writing executed by all parties hereto. No party shall be liable or bound to the other in any manner by any warranties, representations or covenant except as specifically set forth herein.

9. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto. Nothing in this Agreement, express or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors and assigns, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided herein.

10. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11. The titles of the paragraphs and subparagraphs of this Agreement are for convenience and are not to be considered in construing this Agreement.

12. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given upon personal delivery or if deposited the United States Post Office, be registered or certified mail, addressed to a party at its address hereinafter shown below its signature or at such other address as such party may designate by ten (10) days advance written notice to the other party.

13. The warranties and representations of the parties contained in or made pursuant to this Agreement shall survive the executions and delivery of this Agreement and the closing hereunder.

      IN WITNESS WHEREOF, the parties hereto have executed this Agreement this 10th day of September, 2004.


                                               ROO Group, Inc.

                                               /s/ Robert Petty
                                               ------------------------------
                                               By: Robert Petty
                                               Its: CEO

                                               Avenue Group, Inc.,


                                               /s/ Jonathan Herzog
                                               ------------------------------
                                               By:  Jonathan Herzog
                                               Its:  Executive Vice President


NEITHER THE BICKHAM SHARES NOR THE ROO SHARES HAVE BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT") AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED UNLESS THEY ARE REGISTERED UNDER THE ACT OR AN EXEMPTION THEREFROM IS AVAILABLE.

                                    EXHIBIT A

                                 VIDEODOME NOTE

                                    EXHIBIT B

                            ROO GROUP, INC. GUARANTY

This Guaranty (the "Guaranty") is made entered into this 10th day of September, 2004 by the ROO Group, Inc., a Delaware corporation (the "Guarantor") in favor of the Avenue Group, Inc., a Delaware corporation (the "Company"), pursuant to that certain Agreement dated September 10, 2004 ( the "Agreement") between ROO and the Company.

In connection with the foregoing, the Guarantor hereby agrees, subject to the terms hereof, to:

A. Unconditionally guarantee and agree to be liable for the full and indefeasible payment and performance when due of all now existing and future indebtedness, obligations or liabilities of VideoDome Networks.com, Inc ("VideoDome") to the Company under that certain promissory note in the original principal amount of $290,000USD dated October 2003 (the "Promissory Note"), howsoever arising, whether direct or indirect, absolute or contingent, secured or unsecured, whether arising under the Promissory Note as now written or as amended or supplemented hereafter, or by operation of law or otherwise. The Company represents that as of the date hereof the outstanding principal balance on the Promissory Note is $288,000USD.

      B. To pay to the Company on demand the amount of all expenses (including reasonable attorney's fees) incurred by the Company in collecting or attempting to collect any of the Guarantor's obligations to it under this Guaranty; and agrees to pay any interest at the highest lawful rate on all amounts payable to the Company under the Promissory Note, even if such amount cannot be collected from VideoDome.

      C. Notwithstanding anything to the contrary contained elsewhere herein or in the Promissory Note, to unconditionally guarantee and agree to be liable for the full and indefeasible payment to the Company of (i) no less than Four Thousand Dollars ($4,000.00) per month of outstanding principal under the Promissory Note for a period of twelve (12) months with the first payment due on the date hereof and (ii) the remaining outstanding principal balance of the Promissory Note plus any accrued and unpaid interest due thereunder one year from the date of this Guaranty ((i) and (ii) collectively referred to as the "Guarantor's Payment Obligations") .

All of the obligations, liabilities, expenses and interest set forth in items A. through C. above are hereinafter collectively called the "Obligations." To the extent the Company receives payment on account of Obligations guaranteed hereby, which payment is thereafter set aside or required to be repaid by it in whole or in part, then, to the extent of any sum not finally retained by the Company (regardless of whether such sum is recovered from the Company by the VideoDome, its trustee, or any other party acting for, on behalf of or through the VideoDome or its representative), the Guarantors' obligation to the Company under this Guaranty, as amended, modified or supplemented, shall remain in full force and effect (or be reinstated) until the Guarantor have made payment to the Company therefor, which payment shall be due upon demand.

      This Guaranty is executed as an inducement to the Company to enter into the Agreement and to allow the consummation of the transactions contemplated thereby without the payment in full of the Promissory Note. The Guarantor agrees that the Guaranty is a portion of the Consideration received by the Company pursuant to the Agreement.

      Notice of acceptance of this Guaranty, the amendment, execution or termination of the Agreement or any other agreements in connection therewith, and presentment, demand, protest, notice of protest, notice of non-payment and all other notices to which the Guarantor may be entitled (whether under this Guaranty or the Agreement), and the Company's reliance on this Guaranty are hereby waived. The Guarantors also waives notice of: changes in terms or extensions of the time of payment under the Promissory Note, the taking and releasing of collateral or guarantees and the settlement, compromise or release of any Obligations, and agree that, as to the Guarantor, the amount of the Obligations shall not be diminished by any of the foregoing. The Guarantor also agrees that the Company need not attempt to collect any Obligations from VideoDome or any other obligor or to realize upon any collateral, but may require the Guarantor to make immediate payment of Obligations to the Company when due or at any time thereafter. The Company shall not be liable for failure to collect Obligations or to realize upon any collateral or security therefor, or any part thereof, or for any delay in so doing, nor shall the Company be under any obligation to take any action whatsoever with regard thereto.

      This Guaranty is absolute, unconditional and continuing, regardless of the validity, regularity or enforceability of any of the Obligations or the fact that a security interest or lien in any collateral or security therefor may not be enforceable by the Company or may otherwise be subject to equities or defenses or prior claims in favor of others or may be invalid or defective in any way and for any reason, including any action, or failure to act, on the part of the Company. Payment by the Guarantor shall be made to the Company in US dollars at its office in California from time to time on demand as Obligations become due, and one or more successive or concurrent actions may be brought hereon against the Guarantor either in the same action or in separate actions. In the event any claim or action, or action on any judgment, based on this Guaranty, is made or brought against the Guarantor, the Guarantor agrees not to assert against the Company any set-off or counterclaim which the Company may have, and, further, the Guarantors agree not to deduct, set-off, or seek to counterclaim for or recoup, any amounts which are or may be owed by the Company to the Guarantor under the Agreement or otherwise, or for any loss of contribution from any other guarantor. Furthermore, in any litigation based on the Guaranty in which the Company and the Guarantor shall be adverse parties, the Guarantor hereby waives trial by jury and waive the right to interpose any defense based upon any Statute of Limitations or any claim of laches and waive the performance of each and every condition precedent to which the Guarantor might otherwise be entitled by law. All sums at any time to the credit of the Guarantor and any property of the Guarantor on which the Company at any time have a lien or security interest, or of which the Company at any time have possession, shall secure payment and performance of all Obligations and any and all other obligations of the Guarantor to the Company however arising.

      Upon the occurrence of any of the following events:

      (1)   any Event of Default or default by  VideoDome  under the  Promissory
            Note;

      (2) failure of the Guarantor to (a) pay when due any of the Guarantor's Payment Obligations or (b) to pay any other Obligation due hereunder or to observe or perform any agreements, warranties or covenants in any material respect contained herein where such failure continues unremedied for a period of no less than 10 days from the occurrence thereof; or

      (3) (a) calling of a meeting of the creditors of the Guarantor for the purposes of compromising the debts of the Guarantor;

            (b) failure of the Guarantor to meet their debts as they mature;

            (c) commencement by the Guarantor of any bankruptcy, insolvency, arrangement, reorganization, receivership or similar proceeds under federal or state law (herein collectively "Insolvency Proceeding");

            (d) commencement of any Insolvency Proceeding against the Guarantor,

then, in the case of event (1) above the liability of the Guarantor for the entire Obligations shall mature, and in the case of events (2) and (3)(a) through (e) above the liability of the Guarantor with respect to which such event relates for the entire Obligations shall mature even if the liability of the VideoDome therefor does not. In addition to and not in lieu of the foregoing, in the case of the occurrence of (2) or (3) above (a "Conversion Event"), the Guarantor agrees that the Company may in its sole discretion convert all or any portion of the Obligations into common stock ("Common Stock") of the Guarantor (the "Conversion Shares") at a Conversion Price which is equal to Five Cents per share subject to adjustment and or the issuance of substitute securities to take into effect any stock split, recapitalization, reorganization, stock dividend, merger or consolidation prior to the issuance of the "Conversion Notice," as hereinafter defined (the "Conversion Price"). In the event of a reorganization or merger of the Guarantor where the Guarantor is not the surviving entity ("Reorganization"), notwithstanding anything to the contrary contained elsewhere herein, the Company shall be entitled to treat such Reorganization as a Conversion Event and deliver the Conversion Notice prior to the consummation of such Reorganization so that it will receive the same consideration as the other shareholders of the Guarantor upon the consummation of the Reorganization. The Guarantor agrees to issue and deliver the Conversion Shares to the Company as soon as practicable, but in any event no later than ten
(10) business days after its receipt of any Conversion Notice. In the event Guarantor fails to deliver the Conversion Shares in a timely manner, the Company shall be entitled to receive additional conversion shares equal to two percent (2% ) of the Conversion Shares initially requested for each day the Guarantor is late in delivering the full amount of Conversion Shares due. A form of the Conversion Notice is attached hereto as Appendix 1.

      The Guarantor expressly waives any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which it may now or hereafter have against the Company or any other person directly or contingently liable for the Obligations guaranteed hereunder, or against or with respect to the Company's property (including, without limitation, property collateralizing its Obligations to the Company) arising from the existence or performance of this Guaranty, until such time and all obligations are indefeasibly paid in full and the Agreement is terminated.

      This Guaranty embodies the whole agreement of the parties with respect thereto and may not be modified except in writing, and no course of dealing between the Company and the Guarantor shall be effective to change or modify this Guaranty. The Company's failure to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any other time and from time to time thereafter, and such rights shall be considered as cumulative rather than alternative. No knowledge of any breach or other nonobservance by the Guarantor of the terms and provisions of this Guaranty shall constitute a waiver thereof, nor a waiver of any obligations to be performed by the Guarantor hereunder.

      Absent a breach of this Guaranty by the Guarantor or a default by the Guarantor in the payment of any Obligation due under this Guaranty, this Guaranty may be not be assigned by the Company. Upon the occurrence of any such breach or default by the Guarantor, in addition to any other rights that the Company may have under law, in equity or pursuant to this Guaranty, the Company may in its sole discretion sell, assign and/or transfer this Guaranty or any rights due it hereunder to any third party. In such event, the Guaranty shall be for its benefit and for the benefit of any of its assignees or transferees, and shall cover any Obligations owed to the Company at the time of assignment or transfer.

      Upon a default by VideoDome under the Promissory Note, the Company may elect to non-judicially or judicially foreclose against any real or personal property security it holds for the Obligations, or any part thereof, or exercise any other remedy against the Company or any security. No such action by the Company will release or limit the liability of the Guarantor hereunder, even if the effect of that action is to deprive the Guarantor of the right to collect reimbursement from VideoDome of any for any sums paid by the Guarantor to the Company hereunder.

      The Guarantor hereby acknowledges and agrees that the Guarantor is knowingly waiving in advance as a result of the provisions hereof a complete or partial defense to its guaranty it may later have had arising from CCP Section 580d or 580a based upon the Company's subsequent election to conduct a private nonjudicial foreclosure sale, even though such election would destroy, diminish or affect the Guarantor's rights against the principal obligor and the Guarantor's rights to pursue the principal obligor for reimbursement, subrogation, contribution, or indemnity.

      Without limiting the foregoing or any provision hereof, the Guarantor hereby expressly waives any and all rights, estoppels and benefits which might otherwise be available from time to time under California Civil Code Sections 2809, 2810, 2819, 2839, 2845, 2849, 2850, 2899 and 3433, and California Code of
Civil Procedure Sections 580a, 580b, 580d and 726, or any of such sections.

      The Guarantor represents and warrants to the Company that the execution, delivery and performance of this Guaranty, and of any documents securing the obligations under this Guaranty, (a) are not done with actual intent to hinder, delay or defraud creditors, (b) are not done at a time when the fair value of its assets, are less than its debts, including, without limitation, its obligations, (c) are not done at a time when it intends or believes or reasonably should believe that it will incur debts beyond its ability to pay as such debts mature or otherwise become due, and (d) based upon its historical needs and future projections, are not done at a time when it is engaged in business or a transaction, or is about to engage in business or a transaction, for which the property remaining in its hand is an unreasonably small capital or for which its remaining assets are unreasonably small in relation to such business or transaction absent extraordinary and unforeseen circumstances. The Guarantor hereby confirms that each of the waivers set forth herein are made with full knowledge of their significance and consequences and after due deliberation.

      Anything to the contrary contained elsewhere herein notwithstanding, provided that the Guarantor is not in breach of any of its obligations under this Guaranty or in default of the payment of any obligation hereunder, the Company agrees as follows: (i) not to require the immediate payment of all outstanding principal and accrued and unpaid interest the Promissory Note for a period of one year from the date hereof; (ii) that subject to and conditioned upon payment in full of the Obligations due the Company hereunder, the Company hereby agrees to assign the Promissory Note and all of the Company's rights hereunder to the Guarantor.

      This instrument is executed and given in addition to, and not in substitution, reduction, replacement, or satisfaction of, any other endorsements or guarantees of the Obligations, now existing or hereafter executed by the Guarantor or others in the Company's favor.

      When used in this agreement, all pronouns shall, wherever applicable, be deemed to include the singular and plural as well as the masculine, feminine, and neuter genders. This agreement shall inure to the benefit of the Company, the Company's successors and assigns and any parent, subsidiary or affiliate of the Company; shall be binding upon the Guarantor and upon its administrators, successors and assigns.

      All Disputes arising between the parties hereto with respect to the making, construction, terms, or interpretation of this Guaranty or any breach thereof, or the rights or obligations of any party hereto or thereto, shall, in lieu of court action, be submitted to mandatory, binding arbitration, pursuant to the terms of Section E5 of the Agreement.

      BY INITIALING IN THE SPACE BELOW, THE COMPANY AND THE GUARANTOR ARE AGREEING TO HAVE ANY DISPUTE ARISING OUT OF THE MATTERS INCLUDED IN THE
"ARBITRATION OF DISPUTES" SECTION OF THIS GUARANTY DECIDED BY NEUTRAL ARBITRATION AS PROVIDED BY THE LAWS OF THE STATE OF CALIFORNIA AND THE PARTIES HERETO ARE GIVING UP ANY RIGHTS THEY MIGHT POSSESS TO HAVE THE DISPUTE LITIGATED IN A COURT OR JURY TRIAL. BY INITIALING IN THE SPACE BELOW THE PARTIES ARE GIVING UP THEIR JUDICIAL RIGHTS TO DISCOVERY AND APPEAL, UNLESS THOSE RIGHTS ARE SPECIFICALLY INCLUDED IN THE "ARBITRATION OF DISPUTES" SECTION OF THE AGREEMENT. IF EITHER PARTY REFUSES TO SUBMIT TO ARBITRATION AFTER AGREEING TO THIS PROVISION, THEY MAY BE COMPELLED TO ARBITRATE UNDER THE AUTHORITY OF THE LAWS OF THE STATE OF CALIFORNIA. THE PARTIES AGREE THAT THEIR AGREEMENT TO THIS ARBITRATION SECTION IS VOLUNTARY.

      THE PARTIES ACKNOWLEDGE AND AGREE THAT THEY HAVE READ AND UNDERSTAND THE FOREGOING AND AGREE TO SUBMIT DISPUTES ARISING OUT OF THE MATTERS INCLUDED IN THE "ARBITRATION OF DISPUTES" SECTION OF THE AGREEMENT TO NEUTRAL ARBITRATION.

GUARANTOR'S       INITIALS ______


COMPANY'S INITIALS         ______

      The parties hereby consents to the in personam jurisdiction of the courts of the State of California to enforce the judgment of the arbitrator as provided above. In the event that either party brings any action or suit in any court of record of the State of California to enforce any such judgment of the arbitrator hereunder, service of process may be made by mailing a copy of the summons to the Guarantor or the Company at their then principal place of business as set forth in their most recent filings with the Securities and Exchange Commission.


      This Guaranty may be executed in any number of counterparts, each of which when so executed shall be deemed an original and such counterparts shall together constitute but one and the same document.

      This Guaranty shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF the Guarantor has executed and delivered this Guaranty effective as of the date above set forth.


                                                 ROO GROUP, INC.


                                                 /s/ Robert Petty
                                                 ------------------------------
                                                 By: Robert Petty
                                                 Its: Chief Executive Officer

                                   APPENDIX 1

                                CONVERSION NOTICE


                                             Date: _________ __, 200_

To:  ROO Group, Inc.

      Pursuant to that certain Guaranty dated September __, 2004 of ROO Group, Inc., as Guarantor (the "Guaranty") to the undersigned, the undersigned may elect to convert all or any portion of the Obligations into common stock of the Guarantor upon the occurrence of a Conversion Event.

      The undersigned hereby certifies that a Conversion Event has occurred and effective as of the date hereof, hereby irrevocably elects to convert at ____ cents ($0.__) per share, $_________ the Obligations due under the Guaranty or __________ Conversion Shares.

      Except as otherwise expressly defined herein, capitalized terms shall have the meaning ascribed to them in the Guaranty.

           Please deliver the Conversion Shares to the undersigned at:

                           --------------------------

                           --------------------------

                           ---------------------------

                           Attention: _______________________


                                                   AVENUE GROUP, INC.



                                                   By: ________________________

                                                   Its: _______________________

                                   EXHIBIT "C"

                               TERMINATION NOTICE

                                                            September __, 2004

ROO GROUP, INC.
62 WHITE STREET
SUITE 3A
NEW YORK, NY 10013
Attention: Robert Petty
              Chief Executive Officer

      Avenue Group, Inc. ("Avenue") hereby agrees that effective immediately the Registration Rights Agreement dated as of November 28, 2003 is terminated and rendered null and void. In connection with the foregoing, Avenue agrees to waive any and all rights of Avenue may have against ROO whatsoever with respect thereto.

                                                Very truly yours,

                                                Avenue Group, Inc.


                                                By:____________________
                                                   Levi Mochkin
                                                   Its: Chief Executive Officer